Exhibit 5.1

• ASIA PACIFIC • EUROPE
Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000 +1 312 853 7036 AMERICA • ASIA PACIFIC • EUROPE

September 18, 2020

Aspira Women’s Health Inc. 12117 Bee Caves Road Building Three, Suite 100 Austin, TX 78738

Re:Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Aspira Women’s Health Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of 3,150,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share. The Shares may be offered and sold by the selling stockholders referenced in the prospectus, as amended or supplemented from time to time, which forms a part of the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Fourth Amended and Restated Certificate of Incorporation, as amended, of the Company as in effect on the date hereof, filed with the Secretary of State of the State of Delaware, the Sixth Amended and Restated Bylaws of the Company as in effect on the date hereof, the Securities Purchase Agreement, dated as of July 1, 2020, by and among the Company and the investors listed on Schedule I thereto and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the issuance by the Company of the Shares. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Aspira Women’s Health Inc.

September 18, 2020

statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware.  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP